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                                                                     EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS



The Administrative Committee of the
401K Profit Sharing Plan of CVS Corporation

We consent to the incorporation by reference in registration statement No. 333-63664 on Form S-8 of the 401K Profit Sharing Plan of CVS Corporation of our report dated June 14, 2001, relating to the statements of net assets available for plan benefits of the 401K Profit Sharing Plan of CVS Corporation as of December 31, 2000 and 1999, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 2000 annual report on Form 11-K of the 401K Profit Sharing Plan of CVS Corporation.


/s/ KPMG
Providence, Rhode Island
June 29, 2001